Riviera Holdings Corporation
                              2901 Las Vegas Boulevard South
                                     Las Vegas, NV 89109
                            Investor Relations: (800) 362-1460
                                     TRADED: AMEX - RIV
                                     www.theriviera.com



FOR FURTHER INFORMATION:



AT THE COMPANY:                                 INESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                            (208) 241-3704 Voice
(702) 794-9442 Fax                              (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                   Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                        RIVIERA PRICES $215 MILLION NOTE OFFERING

         LAS VEGAS, NV - June 19, 2002 -- Riviera  Holdings  Corporation  (AMEX:
RIV) announced today the pricing of its Rule 144A offering of $215 million in aggregate principal amount of Senior Secured Notes. The notes will bear interest at 11% and mature on June 15, 2010. The net proceeds of the offering, along with cash on hand, will be used to defease the Company's 10% First Mortgage Notes due 2004 and to redeem the Riviera Black Hawk 13% First Mortgage Notes due 2005 with contingent interest. The proposed offering of Senior Secured Notes is expected to close on or about June 25, 2002. The Company also intends to enter into a new senior secured revolving credit facility in an aggregate amount of approximately
 $30 million.

         William L. Westerman, Chairman of the Board and CEO, said, "This refinancing solidifies our capital structure and provides us the opportunity to develop new gaming properties much like we did with Riviera Black Hawk."

            The securities to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Safe Harbor Statement:
         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions, financing requirements and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2001 and form 10-Q for March 31, 2002. Actual results may differ.

About Riviera Holdings:
         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.